[M&S Letterhead]

March 9, 2018

Apollo Investment Corporation
9 West 57th Street
New York, New York 10019

Re:    Registration Statement on Form N-2

Ladies and Gentlemen:

We have served as special Maryland counsel to Apollo Investment Corporation, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with certain matters of Maryland law arising out of the registration of the following securities of the Company having an aggregate initial offering price of up to $1,500,000,000 (collectively, the “Securities”): (i) shares (“Common Shares”) of common stock, $.001 par value per share (“Common Stock”); (ii) shares (“Preferred Shares”) of preferred stock, $.001 par value per share (“Preferred Stock”); (iii) warrants to purchase Common Shares (“Warrants”); (iv) debt securities (“Debt Securities”); (v) units comprised of one or more Debt Securities, Common Shares, Preferred Shares or other securities (“Units”); (vi) subscription rights (“Subscription Rights”) and (vii) purchase contracts obligating holders to purchase from the Company a number of Debt Securities, Common Shares, Preferred Shares or other securities (collectively “Purchase Contracts”), covered by the above-referenced Registration Statement, and all amendments thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”).

For the purposes of the opinions expressed herein, we have examined originals or copies of the following documents:

1.	The Registration Statement, substantially in the form transmitted to the Commission as of the date hereof;

2.	The charter of the Company (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3.	The Fourth Amended and Restated Bylaws of the Company (the “Bylaws”), certified as of the date hereof by an officer of the Company;

4.	A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

5.
Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company (the “Board”) relating to the registration and issuance of the Securities, certified as of the date hereof by an officer of the Company;

6.	A certificate executed by an officer of the Company, dated as of the date hereof; and

Apollo Investment Corporation
March 9, 2018

7.	Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth below.

We have also examined such applicable provisions of Maryland law as we have considered necessary for the purposes of the opinions expressed herein.

In giving the opinions set forth herein, we have assumed that (a) all documents submitted to us as originals are authentic, (b) all documents submitted to us as certified or photostatic copies conform to the original documents, (c) all signatures on all documents submitted to us for examination are genuine, (d) all natural persons who executed any of the documents that were reviewed or relied on by us had legal capacity at the time of such execution and (e) all public records reviewed by us or on our behalf are accurate and complete. We have further assumed that (w) the issuance of, and certain terms of, the Securities to be issued by the Company from time to time will be authorized and approved by the Board, or a duly authorized committee thereof, in accordance with the Maryland General Corporation Law, the Charter, the Bylaws and the Resolutions (such approval referred to herein as the “Corporate Proceedings”); (x) Articles Supplementary creating and designating the number of shares and the terms of any class or series of Preferred Shares to be issued by the Company will be filed with and accepted for record by the SDAT prior to the issuance of such Preferred Shares; (y) upon the issuance of any Common Shares, including Common Shares which may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Common Shares, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares of Common Stock that the Company is then authorized to issue under the Charter; and (z) upon the issuance of any Preferred Shares, including Preferred Shares which may be issued upon conversion or exercise of any other Securities convertible into or exercisable for Preferred Shares, the total number of shares of Preferred Stock issued and outstanding, and the total number of issued and outstanding shares of the applicable class or series of Preferred Stock designated pursuant to the Charter, will not exceed the total number of shares of Preferred Stock or the number of shares of such class or series of Preferred Stock that the Company is then authorized to issue under the Charter.

Based upon our examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2.
Upon the completion of all Corporate Proceedings relating to the Common Shares, the issuance of the Common Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Common Shares will be validly issued, fully paid and nonassessable.

3.
Upon the completion of all Corporate Proceedings relating to the Preferred Shares, the issuance of the Preferred Shares will be duly authorized and, when and if issued and delivered against payment therefor in accordance with the Registration Statement, the Resolutions and the Corporate Proceedings, the Preferred Shares will be validly issued, fully paid and nonassessable.

Apollo Investment Corporation
March 9, 2018

4.	Upon the completion of all Corporate Proceedings relating to the Warrants, the issuance of the Warrants will be duly authorized.

5.	Upon the completion of all Corporate Proceedings relating to the Debt Securities, the issuance of the Debt Securities will be duly authorized.

6.	Upon the completion of all Corporate Proceedings relating to the Units, the issuance of the Units will be duly authorized.

7.	Upon the completion of all Corporate Proceedings relating to the Subscription Rights, the issuance of the Subscription Rights will be duly authorized.

8.	Upon the completion of all Corporate Proceedings relating to the Purchase Contracts, the issuance of the Purchase Contracts will be duly authorized.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to compliance with the 1940 Act or other federal securities laws, or state securities laws, including the securities laws of the State of Maryland. We express no opinion as to debt obligations of third parties that may be issued in combination with other Securities as a Unit as described in the Registration Statement.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. This opinion is being furnished to you for submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

Miles & Stockbridge P.C.

By:/s/ Scott R. Wilson